Exhibit 23.13

CONSENT OF ROBERT VAN EGMOND

The undersigned hereby consents to the inclusion in this Registration Statement on Form S-3 (the “Registration Statement”) of Contango Silver & Gold Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto and the incorporation by reference into Registration Statements on Form S-3 (No. 333-280509, No. 333-283285 and No. 333-294720) and Form S-8 (No. 333-172448, No. 333-222117, No. 333-235865, No. 333-268379, No. 333-275601 and No. 333-294803) of the Company, of references to, and certain technical and scientific information derived from, him as a non-independent qualified person.

Dated: June 21, 2026

/s/ Robert van Egmond
Robert van Egmond